Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FIRST QUARTER FISCAL 2019 RESULTS

HILLIARD, Ohio – (August 9, 2018) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading global manufacturer of water management products and solutions for non-residential, residential, infrastructure and agricultural applications, today announced financial results for the first fiscal quarter ended June 30, 2018.

First Quarter Fiscal 2019 Highlights

•	Net sales increased 8.2% to $387.8 million
•	Net income increased 82.2% to $33.7 million
•	Adjusted EBITDA (Non-GAAP) increased 24.5% to $75.1 million
•	Cash provided by operating activities improved $26.4 million to $9.8 million
•	Free cash flow (Non-GAAP) improved $37.4 million to $3.0 million

Scott Barbour, President and Chief Executive Officer of ADS commented, “We are very pleased with our strong start to the year, including solid top line growth driven by above-market growth in both non-residential and residential construction markets as well as strong performance from our International businesses. We also benefited from disciplined execution and growing demand for our allied products, which drove our third consecutive quarter of year over year margin expansion. With the backdrop of healthy expected growth in our core domestic construction markets for the remainder of fiscal 2019, we remain focused on executing our key growth strategies while continuing to take actions to mitigate inflationary pressure, increase profitability and drive shareholder value.”

First Quarter Fiscal 2018 Results

Net sales increased 8.2% to $387.8 million, as compared to $358.4 million in the prior year. Domestic net sales increased 7.2% to $342.5 million as compared to $319.5 million in the prior year, driven by strong demand and market conversion in the construction markets. International net sales increased 16.7% to $45.3 million as compared to $38.9 million in the prior year, driven by growth in Mexico and Canada.

Gross profit increased 14.9% to $99.7 million, as compared to $86.7 million the prior year quarter. As a percentage of net sales, gross profit increased 150 basis points to 25.7% compared to 24.2% in the prior year, primarily due to favorable pricing as well as lower manufacturing costs.

Adjusted EBITDA (Non-GAAP) increased 24.5% to $75.1 million, as compared to $60.3 million in the prior year quarter. As a percentage of net sales, Adjusted EBITDA increased 260 basis points to 19.4% as compared to 16.8% in the prior year. The increase in Adjusted EBITDA margin was largely attributed to the factors mentioned above as well as a decrease in selling, general and administrative expenses.

Net cash provided by operating activities increased $26.4 million to $9.8 million, as compared to a use of $16.5 million in the prior year. Free cash flow (Non-GAAP) increased $37.4 million to $3.0 million, as compared to a use of $34.5 million in the prior year. Net debt (total debt and capital lease obligations net of cash) was $366.0 million as of June 30, 2018, an increase of $3.8 million from March 31, 2018.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Fiscal Year 2019 Outlook

Based on current visibility, backlog of existing orders and business trends, the Company has provided its net sales and Adjusted EBITDA targets for fiscal 2019. Net sales are expected to be in the range of $1.375 billion to $1.425 billion, which is consistent with the Company’s previously issued guidance. The Company also is raising the bottom-end of its Adjusted EBITDA range by $5 million to an updated range of $225 to $240 million. Capital expenditures are expected to be approximately $60 to $70 million.

Webcast Information

The Company will host an investor conference call and webcast on Thursday, August 9, 2018 at 10:00 a.m. Eastern Time. The live call can be accessed by dialing 1-866-393-4306 (US toll-free) or 1-734-385-2616 (international) and asking to be connected to the Advanced Drainage Systems, Inc. call. The live webcast will also be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. An archived version of the webcast will be available for one year following the call.

About the Company

Advanced Drainage Systems is the leading manufacturer of high performance thermoplastic corrugated pipe, providing a comprehensive suite of water management products and superior drainage solutions for use in the construction and infrastructure marketplace. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, agriculture and infrastructure applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and over 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.ads-pipe.com.

Forward Looking Statements

Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including, without limitation, factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials; our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; the risks associated with our self-insured programs; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to project product mix; the risks associated with our current levels of indebtedness; fluctuations in our effective tax rate, including from the recently enacted Tax Cuts and Jobs Act; changes to our operating results, cash flows and financial condition attributable to the recently enacted Tax Cuts and Jobs Act; our ability to meet future capital requirements and fund our liquidity needs; the risk that additional information may arise that would require the Company to make additional adjustments or revisions or to restate the financial statements and other financial data for certain prior periods and any future periods, any delay in the filing of any filings with the Securities and Exchange Commission (“SEC”); the review of potential weaknesses or deficiencies in the Company’s disclosure controls and procedures, and discovering weaknesses of which we are not currently aware or which have not been detected and the other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Michael Higgins

Director, Investor Relations and Business Strategy

(614) 658-0050

Mike.Higgins@ads-pipe.com

Financial Statements

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended
	June 30,
(Amounts in thousands, except per share data)	2018	2017
Net sales	$387,847	$358,359
Cost of goods sold	288,156	271,620
Gross profit	99,691	86,739
Operating expenses:
Selling	24,165	23,099
General and administrative	21,382	26,676
Loss on disposal of assets and costs from exit and disposal activities	1,104	3,423
Intangible amortization	1,984	2,044
Income from operations	51,056	31,497
Other expense:
Interest expense	3,802	4,479
Derivative gains and other income, net	(814)	(954)
Income before income taxes	48,068	27,972
Income tax expense	14,284	9,746
Equity in net loss (income) of unconsolidated affiliates	133	(248)
Net income	33,651	18,474
Less: net income attributable to noncontrolling interest	1,371	732
Net income attributable to ADS	32,280	17,742
Dividends to redeemable convertible preferred stockholders	(497)	(489)
Dividends paid to unvested restricted stockholders	(15)	(19)
Net income available to common stockholders and participating securities	31,768	17,234
Undistributed income allocated to participating securities	(2,712)	(1,429)
Net income available to common stockholders	$29,056	$15,805

Weighted average common shares outstanding:
Basic	56,594	55,303
Diluted	57,158	56,010
Net income per share:
Basic	$0.51	$0.29
Diluted	$0.51	$0.28
Cash dividends declared per share	$0.08	$0.07

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
(Amounts in thousands)	June 30, 2018	March 31, 2018
ASSETS
Current assets:
Cash	$18,394	$17,587
Receivables, net	228,905	171,961
Inventories	261,721	263,792
Other current assets	8,740	5,113
Total current assets	517,760	458,453
Property, plant and equipment, net	391,710	399,381
Other assets:
Goodwill	102,792	103,017
Intangible assets, net	42,486	44,437
Other assets	36,158	37,954
Total assets	$1,090,906	$1,043,242
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$26,623	$26,848
Current maturities of capital lease obligations	21,787	22,007
Accounts payable	102,884	105,521
Other accrued liabilities	66,037	60,560
Accrued income taxes	16,090	6,307
Total current liabilities	233,421	221,243
Long-term debt obligations, net	278,561	270,900
Long-term capital lease obligations	57,388	59,963
Deferred tax liabilities	34,008	32,304
Other liabilities	22,950	25,023
Total liabilities	626,328	609,433
Mezzanine equity:
Redeemable convertible preferred stock	287,337	291,247
Deferred compensation — unearned ESOP shares	(187,772)	(190,168)
Redeemable noncontrolling interest in subsidiaries	8,474	8,471
Total mezzanine equity	108,039	109,550
Stockholders’ equity:
Common stock	11,431	11,426
Paid-in capital	375,215	364,908
Common stock in treasury, at cost	(9,033)	(8,277)
Accumulated other comprehensive loss	(24,684)	(21,247)
Retained deficit	(11,976)	(39,214)
Total ADS stockholders’ equity	340,953	307,596
Noncontrolling interest in subsidiaries	15,586	16,663
Total stockholders’ equity	356,539	324,259
Total liabilities, mezzanine equity and stockholders’ equity	$1,090,906	$1,043,242

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended June 30,
(Amounts in thousands)	2018	2017
Cash Flow from Operating Activities
Net income	$33,651	$18,474
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,827	18,221
Deferred income taxes	1,729	(281)
Loss on disposal of assets and costs from exit and disposal activities	1,104	3,423
ESOP and stock-based compensation	5,580	4,304
Amortization of deferred financing charges	191	353
Fair market value adjustments to derivatives	(625)	191
Equity in net loss (income) of unconsolidated affiliates	133	(248)
Other operating activities	(1,030)	(1,656)
Changes in working capital:
Receivables	(54,910)	(47,469)
Inventories	1,040	(2,445)
Prepaid expenses and other current assets	(3,665)	(2,547)
Accounts payable, accrued expenses, and other liabilities	8,806	(6,857)
Net cash provided by (used in) operating activities	9,831	(16,537)
Cash Flows from Investing Activities
Capital expenditures	(6,874)	(17,949)
Other investing activities	(109)	(254)
Net cash used in investing activities	(6,983)	(18,203)
Cash Flows from Financing Activities
Proceeds from Revolving Credit Facility	101,400	212,950
Payments on Revolving Credit Facility	(93,700)	(155,750)
Payments on Term Loan	-	(72,500)
Proceeds from Senior Loan	-	75,000
Debt issuance costs	-	(2,268)
Payments of notes, mortgages, and other debt	(230)	(1,225)
Payments on capital lease obligations	(5,885)	(6,066)
Cash dividends paid	(6,141)	(4,353)
Proceeds from option exercises	3,215	6
Repurchase of common stock	-	(7,947)
Other financing activities	(257)	(652)
Net cash (used in) provided by financing activities	(1,598)	37,195
Effect of exchange rate changes on cash	(443)	(188)
Net change in cash	807	2,267
Cash at beginning of period	17,587	6,450
Cash at end of period	$18,394	$8,717

Selected Financial Data

The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
(Amounts in thousands	June 30,		%
except percentages)	2018	2017	Variance
Domestic
Pipe	$242,026	$228,623	5.9%
Allied Products	100,472	90,874	10.6%
Domestic net sales	$342,498	$319,497	7.2%
International
Pipe	$34,448	$29,954	15.0%
Allied Products	10,901	8,908	22.4%
International net sales	$45,349	$38,862	16.7%
Consolidated
Pipe	$276,474	$258,577	6.9%
Allied Products	111,373	99,782	11.6%
Net sales	$387,847	$358,359	8.2%

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares (“preferred shares”). All preferred shares will be converted to common shares by plan maturity, which will be no later than March 2023. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.

Net Income

The impact of the ESOP on net income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended
	June 30,
(Amounts in thousands)	2018	2017
Net income attributable to ADS	$32,280	$17,742
ESOP deferred compensation	4,021	2,614

Common shares outstanding

The conversion of the preferred shares will increase the number of common shares outstanding. Preferred shares will convert to common shares at plan maturity, or upon retirement, disability, death or vested terminations over the life of the plan.

	Three Months Ended
	March 31,
(Shares in thousands)	2018	2017
Weighted average common shares outstanding - Basic	56,594	55,303
Conversion of preferred shares	17,881	18,589
Unvested restricted shares	92	237

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

This press release includes references to Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	June 30,
(Amounts in thousands)	2018	2017
Net income	$33,651	$18,474
Depreciation and amortization	17,827	18,221
Interest expense	3,802	4,479
Income tax expense	14,284	9,746
EBITDA	69,564	50,920
Derivative fair value adjustments	(12)	191
Foreign currency transaction gains	(171)	(869)
Loss on disposal of assets and costs from exit and disposal activities	1,104	3,423
Unconsolidated affiliates interest, tax, depreciation and amortization	379	708
Contingent consideration remeasurement	2	26
Stock-based compensation expense	1,559	1,690
ESOP deferred compensation	4,021	2,614
Executive retirement (benefit) expense	(328)	15
Restatement-related (benefit) costs	(1,231)	1,460
Transaction costs	256	167
Adjusted EBITDA	$75,143	$60,345

Reconciliation of Segment Adjusted EBITDA to Net Income

	Three Months Ended June 30,
	2018		2017
(Amounts in thousands)	Domestic	International	Domestic	International
Net income	$30,589	$3,062	$15,150	$3,324
Depreciation and amortization	15,953	1,874	16,263	1,958
Interest expense	3,757	45	4,385	94
Income tax expense	13,257	1,027	9,515	231
EBITDA	63,556	6,008	45,313	5,607
Derivative fair value adjustments	(12)	-	191	-
Foreign currency transaction gains	-	(171)	-	(869)
Loss on disposal of assets and costs from exit and disposal activities	1,009	95	3,319	104
Unconsolidated affiliates interest, tax, depreciation and amortization	-	379	294	414
Contingent consideration remeasurement	2	-	26	-
Stock-based compensation expense	1,559	-	1,690	-
ESOP deferred compensation	4,021	-	2,614	-
Executive retirement (benefit) expense	(328)	-	15	-
Restatement-related (benefit) costs	(1,231)	-	1,460	-
Transaction costs	256	-	167	-
Adjusted EBITDA(a)	$68,832	$6,311	$55,089	$5,256

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Three Months Ended June 30,
(Amounts in thousands)	2018	2017
Net cash provided by (used in) operating activities	$9,831	$(16,537)
Capital expenditures	(6,874)	(17,949)
Free cash flow	$2,957	$(34,486)